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                                                                   EXHIBIT 10.18

As of March 22, 1994, Revised as of June 15, 1994, July 12, 1994 and August 3, 1994

Bill Schultz
Film Roman, Inc.
12020 Chandler Blvd.
Suite 200
North Hollywood, CA 91607

Jon Vein, Esq.
Dern & Vein
1901 Avenue of the Stars
Suite 400
Los Angeles, CA 90067

Re:  "BOBBY'S WORLD" (the "Series")

Gentlemen:

     Reference is hereby made to that certain unexecuted Series Production Agreement dated as of April 27, 1990, between Fox Children's Network, Inc. ("FCN") and Film Roman, Inc. ("Producer") with respect to the Series and to that certain fully executed amendment ("Amendment") to the Series Production Agreement dated as of December 18, 1992 (said Series Production Agreement and any written amendments thereto, including without limitation the Amendment, being hereinafter collectively referred to as the "Series Agreement"). The following shall constitute an addendum to the Series Agreement. All capitalized terms not defined herein shall have the same meaning as set forth in the Series Agreement.

1.   1994/95 SEASON

     A. Subject to FOX's receipt of a fully executed copy of this agreement and to Producer's granting to FCN full and customary audit rights over Producer's expenses in connection with the Series, FCN will increase the Production Fee payable to Producer in connection with each episode in the amount of $10,000 per episode, so that FCN will pay Producer the total amount of Three Hundred Forty-Five Thousand Dollars ($345,000) per episode.

     B. The Ten Thousand Dollars referred to in paragraph 1(A) above will be payable seventy-five percent upon commencement of production services on the relevant episode and twenty-five percent upon FCN's completion of its audit, which audit will be conducted in a timely manner following FCN's receipt of notice from Producer that all customary records and materials are available for audit and will be for FCN's information only and will not

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reduce the amounts payable pursuant to this paragraph. Producer will provide all customary materials and information required for FCN to conduct its audit.

2.   1995/96 SEASON

     A. Subject to FCN's receipt of a fully executed copy of this agreement, and provided that FCN exercises its option to order new episodes of the Series for the 1995/96 season, FCN will increase the Production Fee payable to Producer in connection with each episode in the amount of $10,000 per episode, so that FCN will pay Producer the total amount of Three Hundred Fifty-Five Thousand Dollars ($355,000) per episode.

     B. The Ten Thousand Dollars referred to in paragraph 2(A) above will be payable seventy-five percent upon commencement of production services on the relevant episode and twenty-five percent upon FCN's completion of its audit, which audit will be conducted in a timely manner following FCN's receipt of notice from Producer that all customary records and materials are available for audit and which audit will be for FCN's information only and will not reduce the amounts payable pursuant to this paragraph. Producer will provide all customary materials and information required for FCN to conduct its audit.

     All of the other terms and conditions of the Series Agreement not expressly changed herein shall remain in full force and effect.

Sincerely,

/s/ Rich Vokulich
- ------------------------------
Rich Vokulich

ACCEPTED AND AGREED TO:
FOX CHILDREN'S NETWORK, INC.


By /s/ Rich Vokulich
   ----------------------------

Its V.P. Business Affairs



FILM ROMAN, INC.

By /s/   Phil Roman
   ----------------------------

Its President


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